Exhibit (h)(35)

AMENDMENT TO AND ASSIGNMENT OF

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment to and Assignment of the Transfer Agency and Service Agreement dated May 1, 2001, as amended (“Agreement”), between State Street Bank and Trust Company (“State Street”) and Artisan Partners Funds, Inc. (the “Fund”) is made this 23rd day of January, 2018 by and between State Street, the Fund and DST Asset Manager Solutions, Inc. (f/k/a Boston Financial Data Services, Inc.) and shall be effective as of February 1, 2018 (the “Effective Date”). In accordance with Section 3.1 (Fee Schedule), Section 15.1 (Amendment) and Section 13.1 (Assignment and Third Party Beneficiary) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants of the parties herein contained, the parties acknowledge and agree as follows:

1.

Parties and Assignment and Assumption. The parties do hereby agree that effective as of the date hereof, State Street shall be removed as a party to the Agreement and shall be replaced by DST Asset Manager Solutions, Inc. (“DST AMS”), a Massachusetts corporation, SEC registered transfer agent, and wholly-owned subsidiary of DST Systems, Inc. (“DST”). State Street hereby assigns to DST AMS, from and after the Effective Date, all of State Street’s rights, duties and obligations under the Agreement and any exhibits or schedules thereto. In turn, DST AMS hereby accepts such assignment and agrees to assume, from and after the Effective Date, all of the rights, duties and obligations assigned to it hereunder by State Street and agrees to be responsible for all obligations incurred by it under the Agreement and its exhibits and schedules from and after the Effective Date. The Fund hereby consents and agrees to such assignment and assumption. All references in the Agreement and in any exhibits or schedules thereto to the “Transfer Agent” or “State Street Bank and Trust Company” shall be deemed to refer to DST AMS, except where the context otherwise requires.

2.

Fee Schedule. Schedule 3.1, dated September 1, 2006 through August 31, 2010, to the Agreement (which has continued in effect to the Effective Date hereof) is hereby replaced with the attached Schedule 3.1 dated February 1, 2018. The attached Schedule 3.1 shall be in effect from February 1, 2018 through January 31, 2019 or such date that the Fund and Transfer Agent subsequently agree to amend the Agreement in accordance with the terms thereof.

3.	Term. Section 12 of the Agreement is hereby amended by replacing the first sentence of Section 12.1 with the following:

“The initial term of this Agreement (the “Initial Term”) shall be from February 1, 2018 through January 31, 2019 unless terminated pursuant to the provisions of this Section 12.”

4.	Covenants of the Fund and the Transfer Agent. Section 11 of the Agreement is hereby amended by adding the following new subsections:

“11.4 Disaster Recovery Plans. DST AMS shall provide back-up facilities to the data center or centers used by DST AMS to provide the services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the services specified herein to the Fund in case of damage to the primary facility providing those services. The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent

Exhibit (h)(35)

necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST AMS’ Business Contingency Plan. Transfer to the Back-Up Facility shall commence promptly after the DST AMS’ declaration of a disaster and shall be conducted in accordance with DST AMS’ Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST AMS’ declaration of a disaster. The Fund shall not bear any costs (in addition to the Fees and charges set forth in Schedule 3.1 attached hereto) related to such transfer. At least once annually, DST AMS shall complete a successful test of the Business Contingency Plan.

DST AMS also currently maintains, separate from the area in which the operations which provide the services to the Fund are located, another area consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event that its primary operations area is rendered inoperable. The transfer of operations to other operating areas is also covered in DST AMS’ Business Contingency Plan.”

“ 11.5 Inspections; Information Security. DST AMS will implement and maintain a comprehensive information security program with written policies and procedures reasonably designed to protect the confidentiality and integrity of the non-public personal information of the Fund’s current and former shareholders. The information security program will contain administrative, technical and physical safeguards reasonably designed to: (i) protect the security and confidentiality of such information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to individuals; and (iv) provide for appropriate disposal of such information. DST AMS shall notify the Fund of any unauthorized access to or use of or loss or theft of non-public personal information (as defined by federal law or the applicable law of a state) with respect to a shareholder of the Fund from DST AMS’ computer systems, from persons or property under DST AMS’ control, or due to any act or failure to act of DST AMS, which in all such cases causes, is reasonably believed to have caused or is reasonably believed to pose a material risk of harm to such affected individual, including identity theft and fraud, or would require notification to affected individuals under applicable law or regulatory guideline (“Security Breach”). Such notice shall be provided to the Fund as promptly as practicable after DST AMS has determined after a reasonable investigation that a Security Breach has occurred and shall promptly take commercially reasonable measures (i) to prevent any further unauthorized access to or use of or loss or theft of personal information of shareholders of the Fund due to the Security Breach, and (ii) to prevent a recurrence of the events or circumstances underlying the Security Breach.

For so long as this Agreement is in effect, authorized representatives of the Fund or a third party agent of the Fund or any governmental entity that has regulatory jurisdiction over the Fund (subject to such third party agent or governmental entity’s execution of a confidentiality agreement with DST AMS), may inspect the operations of that portion of DST AMS’ facilities used to provide the services hereunder to the Fund solely to the extent that such operations directly pertain to or otherwise directly relate to the performance of this Agreement by DST AMS and shall only access the Fund’s Confidential Information and controls and reasonable information related to the services rendered by DST AMS to the Fund and DST AMS’ operations providing such services to the Fund. DST AMS will make available all reasonably requested records, including on-site access to policies and procedures, but excluding information that, in DST AMS’ good faith discretion, it determines is highly sensitive in nature or could risk the security of DST AMS’ environment. For clarification, as part of the inspection process the Fund is not permitted to perform penetration testing or code scanning on the system.

Exhibit (h)(35)

Any such inspection will be conducted no more frequently than once in any calendar year (or periodically if made by a government regulator), upon at least thirty (30) days prior written notice to DST AMS and during regular business days and hours, in a manner that will result in a minimum of inconvenience and disruption to the business operations of DST AMS, shall not interfere with DST AMS’ ability to perform the services, and shall not, in DST AMS’ reasonable discretion, interfere with or disrupt or access in any way DST AMS’ performance of services for DST AMS’ other clients or data or records made or maintained by DST AMS on behalf of its other clients. DST AMS reserves, and shall have, the right to immediately suspend any inspection where other DST AMS clients’ data, agreements, fees or operations (whether those of such client or of DST AMS on behalf of such client) are accessed or viewed or which interfere with DST AMS’ ability to conduct its operations or to perform its obligations under any of its agreements, whether with the Fund or with another DST AMS client. The Fund shall be solely responsible for all the costs incurred by such governmental entity (excluding any fines or penalties) or any third party and DST AMS will be recompensed for any costs incurred to cooperate in any such inspection. In no event will DST AMS’ support of such visits and reviews entail more than forty (40) hours per year for DST AMS personnel serving in audit and security roles. If the Fund’s visits and reviews require additional support from DST AMS personnel, DST AMS will notify the Fund when the Fund has exhausted the forty (40) hours per year threshold, and if the Fund requires additional DST AMS support, the Fund will pay for such support at DST AMS’ then-current rates. In the event of an adverse inspection finding, DST AMS management will, in its sole discretion, evaluate whether changes need to be made and commence such remediation efforts as needed.

DST AMS agrees to furnish the Fund with (1) publicly available annual reports of its parent company’s financial condition, consisting of a balance sheet, earnings statement and any other financial information as made public by DST; and (2) semi-annually with a copy of a DST AMS’ SOC 1, Type 2 Audit issued in accordance with Statement on Standards for Attestation Engagements (SSAE) SSAE 18, AT-C section 320, as well as such other reports and information relating to the DST AMS’ policies and procedures, as the parties may mutually agree upon. The annual financial statements will be certified by the certified public accountants of DST AMS’ parent company and the posting of a current copy thereof on its parent company’s website shall be deemed to be delivery to the Fund.

DST AMS shall comply with Exhibit A (Information Protection Program), which is made a part of this Agreement and applies to the services. The policies and procedures specified in Exhibit A (Information Protection Program) are subject to change at any time in accordance with DST AMS’ internal change control procedures, provided that the protections afforded thereby will not be diminished in comparison with those currently provided by DST AMS to the Fund under this Agreement.”

5.	Subcontractors. Section 14.1 of the Agreement is hereby deleted and replaced with the following:

“14.1 DST AMS may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) a DST AMS subsidiary that is duly registered as a transfer agent or (ii) a DST AMS affiliate duly registered as a transfer agent; provided, however, that DST AMS shall be fully responsible to the Fund for the acts and omissions of its subsidiary or affiliate as it is for its own acts and omissions.”

6.	Representations and Warranties of the Transfer Agent. Section 4 of the Agreement is hereby revised by amending Section 4.1 and 4.3 to read as follows:

Exhibit (h)(35)

“4.1 It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.”

“4.3 It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform this Agreement.”

7.	Notices. Section 15.12 of the Agreement is hereby amended by replacing subsection (a) with the following:

“(a) If to the Transfer Agent, to:

DST Asset Manager Solutions, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts

Attention: Legal Department

Facsimile: (617)483-7091”

8.

Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

9.	Schedules Incorporated. All schedules referenced in this Amendment and Assignment are incorporated herein.

10.

Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment and Assignment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

11.

Counterpart Signatures. This Amendment and Assignment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement. A signature page forwarded as an electronic image for attachment to an assembled document shall be deemed delivery of an original signature page.

Exhibit (h)(35)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Assignment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ARTISAN PARTNERS FUNDS, INC.

By: /s/ Gregory K. Ramirez

Name: Gregory K. Ramirez

Title: Chief Financial Officer

DST ASSET MANAGER SOLUTIONS, INC.

By: /s/ Scott Chelton

Name: Scott Chelton

Title: Chief Relationship Officer

Acknowledged and agreed solely for purposes of Section 1 of this Amendment and Assignment:

STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrew Erickson

Name: Andrew Erickson

Title: Executive Vice President